SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                       American Biogenetic Sciences, Inc.
                 ---------------------------------------------
                (Name of Registrant as Specified in Its Charter)

              ----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1)    Title of each class of securities to which transaction applies:

         2)    Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)    Proposed maximum aggregate value of transaction:

         5)    Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                       AMERICAN BIOGENETIC SCIENCES, INC.

                                1375 Akron Street
                            Copiague, New York 11726
                              --------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                              --------------------

                                November 11, 1998
                              --------------------

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of American Biogenetic Sciences, Inc., a Delaware corporation (the "Company"), will be held at the Huntington Hilton, 598 Broad Hollow Road, Melville, New York, on Wednesday, November 11, 1998 at 10:30 a.m., Eastern Standard Time. The following matters are to be presented for consideration at the meeting:


         1. Authorization of an Amendment to the Company's Restated Certificate of Incorporation in order to effect a stock combination (reverse split) pursuant to which the Company's outstanding shares of Class A Common Stock and Class B Common Stock would be exchanged for new shares of Class A Common Stock and Class B Common Stock, respectively, in an exchange ratio to be approved by the Board of Directors, ranging from one newly issued share for each four outstanding shares to one newly issued share for each eight outstanding shares;

         2. To approve the issuance, in addition to the up to 4,000,000 shares of Class A Common Stock which the Company has agreed to issue, of all shares of Class A Common Stock which the Company would be entitled to issue upon conversion of the Company's 5% Convertible Debentures due May 20, 2001; and


         3. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The close of business on September 25, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the offices of the Company, 1375 Akron Street, Copiague, New York.

                                             By Order of the Board of Directors,


                                                    /s/  Timothy J. Roach
                                                         Secretary
Copiague, New York
October 14, 1998


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

                       AMERICAN BIOGENETIC SCIENCES, INC.

                                1375 Akron Street
                            Copiague, New York 11726
                              --------------------

                                 PROXY STATEMENT
                              --------------------


         This Proxy Statement is furnished to the holders of Class A Common Stock ("Class A Common Stock") and to the sole holder of Class B Common Stock ("Class B Common Stock" and, together with Class A Common Stock, "Common Stock") of American Biogenetic Sciences, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies in the accompanying form ("Proxy" or "Proxies") to be used at a Special Meeting of Stockholders of the Company (the "Meeting") to be held on Wednesday, November 11, 1998, at 10:30 a.m., Eastern Standard Time, at the Huntington Hilton, 598 Broad Hollow Road, Melville, New York, and at any adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Special
Meeting. It is anticipated that this Proxy Statement and the Proxies will be mailed to stockholders on or about October 14, 1998. Proxies properly executed and received in time for the Meeting will be voted. A stockholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by giving written notice of revocation to the Company, 1375 Akron Street, Copiague, New York 11726, Attention: Secretary, by a duly executed proxy of later date, or by voting in person at the Meeting.

         The close of business on September 25, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting (the "Record Date"). There were outstanding, as of the close of business on that date, 20,765,524 shares of Class A Common Stock and 1,775,500 shares of Class B Common Stock. A majority of the total of such outstanding shares of Class A Common Stock and Class B Common Stock, represented in person or by Proxy at the Meeting, is required to constitute a quorum for the transaction of business at the Meeting. Holders of Class A Common Stock have one vote for each share thereof held of record and the holder of Class B Common Stock has ten votes for each share thereof held of record. The Class A Common Stock and Class B Common Stock will vote as one class on all matters proposed herein to be submitted to stockholders at the Meeting.

         Unless otherwise specified, all Proxies received will be voted in favor of each of (i) authorization of the proposed Amendment to the Company's Restated Certificate of Incorporation ( the "Amendment") in order to effect a combination (the "Reverse Split") of each of the Company's outstanding Class A Common Stock and Class B Common Stock (the "Reverse Split Proposal") and (ii) approval of the issuance, in addition to the shares which the Company has agreed to issue, of all shares of Class A Common Stock which the Company would be entitled to issue upon conversion of the Company's 5% Convertible Debentures due May 20, 2001 (the "Additional Issuance Proposal"). The Board of Directors does not intend to bring before the Meeting any matter other than those specifically described above and knows of no matters other than the foregoing to come before the Meeting. The Board of Directors has not received notice of and is not aware of any other matters that are to be presented to stockholders for formal action at the Meeting. If, however, any other matters or motions come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the Meeting.

         Proxies submitted which contain abstentions or broker nonvotes will be deemed present at the Meeting in determining the presence of a quorum. Shares subject to abstentions with respect to any matter are considered shares entitled to, and voted, with respect to that matter. Shares subject to broker nonvotes with respect to any matter are not considered as shares entitled to vote with respect to that matter. Since approval of the Reverse Split Proposal requires the affirmative vote of a majority of the votes represented by all outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, abstentions and broker non-votes will effectively serve as votes "against" the Reverse Split Proposal. Since approval of the Additional Issuance Proposal requires the affirmative vote of a majority of the votes of Class A Common Stock and Class B Common Stock present, in person or by proxy, at the Meeting and entitled to vote on this proposal, voting together as a single class, abstentions will, in effect, be deemed negative votes, but broker nonvotes will not affect the results of the vote thereon.

                          SECURITY HOLDINGS OF CERTAIN
                      STOCKHOLDERS, MANAGEMENT AND NOMINEES

         The following table sets forth information as at the Record Date with respect to the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and each other executive officer whose annual cash compensation for 1997 exceeded $100,000 and (iv) all executive officers and directors of the Company as a group. Each share of Class A Common Stock is entitled to one vote per share while each share of Class B Common Stock is entitled to ten votes per share. The Company understands that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner.

                                          Class A Common Stock(1)         Class B Common Stock
                                        --------------------------     ------------------------
                                                          Percent                          Percent
Beneficial Owner                        No. Shares        of Class     No. Shares         of Class
-----------------                      ------------       --------     ----------         --------

Alfred J. Roach (2)                    3,870,750  (2)       16.3%     1,775,500 (2)            100%

Stephen H. Ip                            105,001  (3)         *              ---               ---

Ellena M. Byrne                          212,500  (3)(4)     1.0%            ---               ---

Timothy J. Roach                         617,500  (3)        2.9%            ---               ---

Josef C. Schoell                         127,750  (3)         *              ---               ---

Gustav V. R. Born                         23,750  (3)         *              ---               ---

Joseph C. Hogan                           50,000  (3)         *              ---               ---

William G. Sharwell                       45,000  (3)         *              ---               ---

All executive officers and directors
  as a group (11 persons, including
   the foregoing)                      5,239,251  (5)       21.0%     1,775,500                100%
----------------------------

(1) Asterisk indicates less than one percent. Shares of Class A Common Stock subject to issuance upon conversion of Class B Common Stock into Class A Common Stock and upon exercise of options that were exercisable on, or become exercisable within 60 days after, the Record Date are considered owned by the holder thereof and outstanding for purposes of computing the percentage of outstanding Class A Common Stock that would be beneficially owned by such person, but (except for the computation of beneficial ownership by all executive officers and directors as a group) are not considered outstanding for purposes of computing the percentage of outstanding Class A Common Stock owned by any other person.

(2) The address of Mr. Roach is Route 2 - Kennedy Avenue, Guaynabo, Puerto Rico 00657. Beneficial ownership of Class A Common Stock includes 1,775,500 shares of Class A Common Stock issuable upon conversion of the same number of shares of Class B Common Stock and 1,160,000 shares of Class A Common Stock subject to outstanding options. Excludes 1,224,500 shares of Class B Common Stock purchased by Mr. Roach after the Record Date and the Class A Common Stock issuable upon conversion thereof. After giving effect thereto, the percentage of Class A Common Stock beneficially owned by Mr. Roach is 20.4%.

(3)   Includes  shares of Class A Common  Stock  subject to options as  follows:
      Stephen H. Ip, 100,001; Ellena M. Byrne, 172,500 (including 15,000 shares subject to options held by her husband); Timothy J. Roach, 607,500; Josef
      C. Schoell, 118,750; Gustav V.R. Born, 23,750; Joseph C. Hogan, 30,000; and William G. Sharwell, 35,000.

(4) Includes 15,000 shares owned by Ms. Byrne's son. The inclusion of these amounts should not be construed as an admission that Ms. Byrne is the beneficial owner of these shares.

(5) Includes 1,775,500 shares of Class A Common Stock issuable upon conversion of the same number of shares of Class B Common Stock and 2,405,001 shares of Class A Common Stock subject to outstanding options.

                                   PROPOSAL 1.

                   TO AUTHORIZE AN AMENDMENT TO THE COMPANY'S
                    RESTATED CERTIFICATE OF INCORPORATION TO
                     ENABLE THE BOARD OF DIRECTORS TO EFFECT
                  A REVERSE SPLIT OF EACH CLASS OF COMMON STOCK

General


        The Company's Board of Directors has unanimously adopted resolutions proposing, declaring advisable and recommending that stockholders authorize an Amendment to the Company's Restated Certificate of Incorporation (the "Amendment") to (i) effect a stock combination (reverse stock split) of the Company's outstanding shares of each of its Class A Common Stock and Class B Common Stock (the "Reverse Split") and (ii) provide for the payment of cash in lieu of fractional shares otherwise issuable in connection therewith. There will be no change in the number of the Company's authorized shares of Class A Common Stock or Class B Common Stock and no change in the par value of either class.

         If the Reverse Split is approved, the Board will have authority, without further stockholder approval, to effect the Reverse Split pursuant to which the Company's outstanding shares (the "Old Shares") of Class A Common
Stock and Class B Common Stock would be exchanged for new shares (the "New Shares") of Class A Common Stock and Class B Common Stock, respectively, in an exchange ratio to be approved by the Board of Directors, ranging from one New Share for each four Old Shares to one New Share for each eight Old Shares. The number of Old Shares for which each New Share is to be exchanged is referred to as the "Exchange Number". The Exchange Number may, within such range, be a whole number or a whole number and fraction of a whole number. The Reverse Split will be effected simultaneously for each of Class A Common Stock and Class B Common Stock and Exchange Number will be the same for each class.


        In addition, the Board will have the authority to determine the exact timing of the effective date of the Reverse Split, which may be any time prior to June 30, 1999, without further stockholder approval. Such timing and Exchange Number will be determined in the judgment of the Board of Directors, with the intention of maximizing the Company's ability to remain in compliance with the continued listing maintenance requirements of The Nasdaq Stock Market, Inc. ("Nasdaq") and other intended benefits of the Reverse Split to stockholders and the Company. See "--Purpose of the Reverse Split," below. The text of the proposed Amendment (subject to inserting the effective date of the Reverse Split, the Exchange Number and the per share amount to be paid for fractional shares) is set forth in Exhibit A to this Proxy Statement.


        The Board of Directors also reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the Reverse Split, if, at any time prior to filing the Amendment with the Secretary of State of the State of Delaware, the Board of Directors, in its sole discretion, determines that the Reverse Split is no longer in the best interests of the Company and its stockholders. The Board of Directors may consider a variety of factors in determining whether or not to implement the Reverse Split and in determining the Exchange Number including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the per share market price of the Company's Class A Common Stock, business and transactional developments and the Company's actual and projected financial performance.


        The Reverse Split will not change the proportionate equity interests of the Company's stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the Company's purchase of fractional shares. The Common Stock issued pursuant to the Reverse Split will remain fully paid and nonassessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Purposes of the Reverse Split

        The Company's Class A Common Stock is quoted on Nasdaq's National Market ("Nasdaq/NMS"). In order for the Class A Common Stock to continue to be quoted thereon, the Company and its Class A Common Stock are required to continue to comply with various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to the Company, the Company is required to maintain an adjusted tangible net worth of at least $4,000,000 and its Class A Common Stock must have an aggregate market value of shares held by persons other than officers and directors ("public float") of at least $5,000,000, at least 400 persons who own at least 100 shares and a minimum bid price of at least $1.00 per share.


        Under Nasdaq's listing maintenance standards, if the closing bid price of the Class A Common Stock is under $1.00 per share for a thirty consecutive business days and does not thereafter regain compliance for a minimum of ten consecutive business days during the ninety calendar days following notification by Nasdaq, Nasdaq may delist the Class A Common Stock from trading on the Nasdaq/NMS. If a delisting were to occur, the Class A Common Stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets. On September 24, 1998, the Company received a letter from Nasdaq advising it that the Company's Common Stock had not met Nasdaq's minimum bid price closing requirement for thirty consecutive trading days and that, if the Company is unable to demonstrate compliance with this requirement during the ninety calendar days ending December 23, 1998, its Class A Common Stock will be delisted at the opening of business on December 28, 1998 (subject to the Company's right for a hearing and stay of the delisting during the hearing period). The Company understands that it is Nasdaq's position that an ability to demonstrate sustained compliance is also required to achieve compliance with this requirement. The principal purpose of the Reverse Split Proposal is to increase the market price of the Company's Class A Common Stock above the Nasdaq minimum bid requirement (which does not adjust for the Reverse Split). Giving the Board authority to implement the Reverse Split will avoid the need to call a special meeting of, or seek consents from, stockholders under time constraints to authorize a reverse split should it become necessary in order to seek to meet Nasdaq's listing maintenance criteria.

        In addition, the Company's 5% Convertible Debentures due May 20, 2001, of which $3,917,000 principal amount was outstanding on September 30,1998, provide that it shall be an event of default thereunder if, among other things, the Company's Class A Common Stock shall cease to be listed on Nasdaq for a period of five consecutive trading days, in which case (i) the holders thereof may, in their discretion, consider the debentures immediately due and payable, obligating the Company to redeem the debentures at a redemption price of 125% of the then outstanding principal amount thereof, plus accrued interest, and (ii) the interest rate on the debentures is to be permanently increased to 7% per annum and, if the Company fails to redeem debentures when and if required, by an additional 2% per annum for each of the second and third months thereafter, and 1% per annum for each month thereafter, that the debentures are not so redeemed.

        Furthermore, the Company believes that maintaining the Company's Nasdaq/NMS listing may provide the Company with a broader market for its Class A Common Stock and facilitate the use of the Class A Common Stock in acquisitions and financing transactions in which the Company may engage. There can be no assurance that, even after effectuating the Reverse Split, the Company will continue to meet the minimum bid price and otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq/NMS.

Certain Effects of the Reverse Split

        The following tables illustrate the principal effects of the Reverse Split on the Company's Common Stock:

                                                                                            After 1-for-6
                                                Prior to          After 1-for-4            Reverse            After 1-for-8
                                              Reverse Stock       Reverse Stock             Stock             Reverse Stock
Number of Shares                                  Split               Split                 Split                  Split
----------------                              -------------       -------------          --------------       --------------

Class A Common Stock, .001 par
   value Authorized......................           50,000,000          50,000,000         50,000,000           50,000,000
   Outstanding (1)(2)....................           20,765,524           5,191,381          3,460,920            2,595,690
   Available for Future Issuance.........           29,234,476          44,808,619         46,539,080           47,404,310
Class B Common Stock Authorized..........            3,000,000           3,000,000          3,000,000            3,000,000
   Outstanding (2).......................            1,775,500             443,875            295,916              221,937
   Available for Future Issuance.........            1,224,500           2,556,125          2,704,084            2,778,063

Financial Data (2)(3)
---------------------
Stockholders' Equity
   Class A Common Stock..................      $        21,000   $           5,000  $           4,000    $           3,000
   Class B Common Stock..................                2,000               1,000              1,000                    0
   Additional Paid-in Capital                       58,773,000          58,790,000         58,791,000           58,793,000
Deficit Accumulated During
   Development Stage.....................          (52,328,000)        (52,328,000)       (52,328,000)         (52,328,000)
                                                  ------------        ------------       ------------         ------------
   Total Stockholders' Equity............       $    6,468,000      $    6,468,000      $   6,468,000        $   6,468,000
                                                ==============      ==============      =============        =============
Net (Loss) per share:
   Six months ended June 30, 1998                       $(0.14)             $(0.54)            $(0.81)              $(1.08)
   Year ended December 31, 1997                         $(0.35)             $(1.41)            $(2.12)              $(2.83)
   Book Value Per Common Share...........                $0.31               $1.25              $1.87                $2.49


   -----------------------------
(1) Gives effect to the Reverse Split as if it occurred on the Record Date, subject to adjustment resulting from the repurchase of fractional shares. Excludes, on a pre-Reverse Split basis, 1,775,500 shares of Class A Common Stock subject to potential issuance upon conversion of the outstanding shares of Class B Common Stock; 4,728,291 shares of Class A Common Stock which were subject to outstanding options and warrants; 1,355,250 additional shares of Class A Common Stock which were available for the grant of future options under the Company's stock option plans; up to 3,945,014 shares of Class A Common Stock which were subject to potential issuance upon conversion of the Debentures (see "Approval of Issuance of Additional Shares Upon Conversion of 5% Convertible Debentures"); and 1,399,384 shares of Class A Common Stock reserved for potential issuance upon conversion of other debentures. Upon effectiveness of the Reverse Split, each option, warrant and conversion right would entitle the holder to acquire a number of shares equal to the number of shares which the holder was entitled to acquire prior to the Reverse Split divided by the Exchange Number at the exercise or conversion price in effect immediately prior to the Reverse Split multiplied by the Exchange Number.
(2) Does not give effect to 1,224,500 shares of Class B Common Stock purchased by Alfred J. Roach after the Record Date and the Class A Common Stock issuable upon conversion thereof.
(3) Balance sheet data gives effect to the Reverse Split as if it occurred on June 30, 1998, subject to adjustment resulting from the repurchase of fractional shares.

        Stockholders should recognize that if the Reverse Split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the Amendment divided by the Exchange Number). While the Company expects that the Reverse Split will result in an increase in the market price of the Class A Common Stock, there can be no assurance that the Reverse Split will increase the market price of the Class A Common Stock by a multiple equal to the Exchange Number or result in the permanent increase in the market price (which is dependent upon many factors, including the Company's performance and prospects). Also, should the market price of the Company's Class A Common Stock decline, the percentage decline may be greater than would pertain in the absence of a Reverse Split. Furthermore, the possibility exists that liquidity in the market price of the Class A Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split. In addition, the Reverse Split will increase the number of stockholders of the Company who own odd-lots (less than 100 shares). Stockholders who hold odd-lots typically will experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Split will achieve the desired results that have been outlined above.


Procedure for Effecting Reverse Split and Exchange of Stock Certificates


        If the Amendment is approved by the Company's stockholders, and if the Board of Directors still believes that the Reverse Split is in the best interests of the Company and its stockholders, the Company will file the Amendment with the Secretary of State of the State of Delaware at such time as the Board has determined the appropriate Exchange Number and the appropriate effective time for such split. The Board may delay effecting the Reverse Split until June 30, 1999 without resoliciting such stockholder approval. The Reverse Split will become effective on the date of filing the Amendment (the "Effective Date"). Beginning on the Effective Date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

        As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Split has been effected and of the exact Exchange Number. The Company's transfer agent will act as exchange agent (the "Exchange Agent") for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the Exchange Agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.


Fractional Shares


        No scrip or fractional certificates will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the Exchange Number, will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Class A Common Stock, as reported in The Wall Street Journal, on the last trading day prior to the Effective Date (or if such price is not available, the average of the last bid and ask prices of the Class A Common Stock on such day or other price determined by the Board of Directors). The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.


        Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

No Dissenter's Rights

        Under Delaware law, stockholders are not entitled to dissenter's rights with respect to the proposed Amendment.

Federal Income Tax Consequences of the Reverse Split


        The following is a summary of certain material federal income tax consequences of the Reverse Split, and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder should consult with such stockholder's own tax advisor with respect to the consequences of the Reverse Split.


        No gain or loss should be recognized by a stockholder of the Company upon such stockholder's exchange of Old Shares for New Shares pursuant to the Reverse Split (except to the extent of any cash received in lieu of a fraction of a New Share). Cash payments in lieu of a fractional New Shares should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash. A Company stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share (determined as provided below). Such gain or loss will be capital gain or loss if the payment of cash in lieu of the fractional share is a mere mechanical rounding off of fractions and not separately bargained for consideration, and the payment is "not essentially equivalent to a dividend" with respect to the stockholder under the federal income tax law. For this purpose, a payment is not essentially equivalent to a dividend if it results in a "meaningful reduction" in the stockholder's percentage interest in the Company, taking into account the constructive ownership rules and redemptions of fractional shares from all the stockholders. The Internal Revenue Service has ruled publicly that any reduction in the percentage interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs should constitute a meaningful reduction.

        The aggregate tax basis of the New Shares received in the Reverse Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Split.

Required Vote


        Authorization of the proposed Amendment requires the affirmative vote of a majority of the votes represented by all outstanding shares of Class A Common Stock and Class B Common Stock, voting together as one class, with Class A Common Stock having one vote per share and Class B Common Stock having ten votes per share. The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

                                   PROPOSAL 2.

                    APPROVAL OF ISSUANCE OF ADDITIONAL SHARES
                  UPON CONVERSION OF 5% CONVERTIBLE DEBENTURES

General

        On May 20, 1998, the Company completed a private placement to three unaffiliated investors (the "Investors") of an aggregate of $4,000,000 of 5% Convertible Debentures due May 20, 2001 (the "Debentures") and three series of Warrants to purchase up to an aggregate of 261,228 shares (subject to reduction in certain instances) of the Company's Class A Common Stock at an exercise price of $1.9194 per share (the "Warrants").


        The Debentures have been convertible to the extent of 25% of the principal amount thereof commencing on September 17, 1998, with an additional 25% of the principal amount of the Debentures becoming first convertible on each of October 17, 1998, November 16, 1998 and December 16, 1998 (subject to potential acceleration in certain instances) at a conversion price equal to 87% (if converted before November 17, 1998), 86% (if converted between November 17, 1998 and February 14, 1999), 85% (if converted between February 15, 1999 and May 20, 1999) or 84% (if converted after May 20, 1999), respectively, of the average of the closing bid prices of the Company's Class A Common Stock for the five consecutive trading days immediately preceding the date of conversion of the Debentures; provided, however, that in no event may the conversion price be greater than $1.9375 per share, which was 125% of such average price over the five consecutive trading days prior to the consummation of the transaction. Interest on the Debentures is payable only on maturity, conversion, redemption or when other payment is made on the Debentures in cash or, if registered for resale under the Securities Act of 1933, as amended (the "Securities Act"), in shares of the Company's Class A Common Stock valued at the applicable Debenture conversion price. Any Debenture outstanding on May 20, 2001 will be automatically converted as of that date. In addition, the Company may require conversion of outstanding Debentures after May 20, 2000 if the closing bid price of its Class A Common Stock on the trading day immediately preceding its giving of notice of conversion to Debenture holders is at least $3.0625. Through
September 30, 1998, $83,000 principal amount of the Debentures, plus accrued interest thereon, were converted into an aggregate of 184,524 shares of Class A Common Stock at an average conversion price of $.46 per share.

        All share and per share information regarding the Company's Class A Common Stock contained herein is before giving effect to the proposed Reverse Split. If the Reverse Split is implemented, all such share numbers would be divided by the Exchange Number and all such per share amounts would be multiplied by the Exchange Number.


Purpose of the Additional Issuance Proposal

        The rules of Nasdaq require companies, the stocks of which are quoted thereon, to obtain stockholder approval prior to issuing, in a transaction other than in a public offering, a number of shares of common stock equal to 20% or more of its common stock or voting power outstanding before the issuance at a price less than the greater of the book or market value of the stock.


        To meet this requirement, the Company and the Investors agreed that, in the event the Company would be required to issue more than 4,000,000 shares of its Class A Common Stock upon conversion of all of the Debentures (the "Conversion Limit"), the Company will have the option of: (i) issuing additional shares of Common Stock but only if (x) stockholder approval (being sought herein) has been obtained or stockholder approval is not required in order to comply with applicable rules of the market upon which its Class A Common Stock is traded and (y) the additional shares are registered for resale under the Securities Act or (ii) paying cash to the Investors in an amount equal to the principal amount of Debentures being converted plus an amount equal to the number of shares of Class A Common Stock that would be otherwise issuable upon conversion of the Debentures multiplied by the difference between the highest sales price of the Company's Common Stock on the date of conversion and the applicable Debenture conversion price.

        The purpose of the Additional Issuance Proposal is to enable the Company (upon registering such additional shares under the Securities Act) to utilize its option to issue additional shares of Class A Common Stock (limited by the number of shares, in excess of outstanding shares and shares reserved for issuance, which the Company is authorized to issue under its Certificate of Incorporation) upon conversion of the Debentures should the Conversion Limit be reached, thus enabling the Company to utilize its available cash for operations and to develop products.

        Assuming (a) the maximum principal amount of Debentures are submitted for conversion during each period they are permitted to be tendered for conversion and (b) conversion prices based upon the average of the closing bid prices of the Company's Class A Common Stock during the five consecutive trading days immediately preceding September 30, 1998 (except that conversions through September 30, 1998 are based upon the actual conversion price thereof), if the Additional Issuance Proposal is not adopted, the Company would be required to issue 3,815,476 shares of Class A Common Stock (in addition to the 184,524 shares issued prior to September 30, 1998) and pay $2,428,086 to the Investors. Based on the same assumptions, if the Additional Issuance Proposal is adopted, the Company could (to the extent it elects to issue shares in excess of the Conversion Limit and assuming continuation of such market price) issue approximately 5,976,092 shares of Class A Common Stock in excess of the Conversion Limit, but make no cash payments. The foregoing share numbers will vary depending upon variations in the market price of the Company's Common Stock. While conversion, as opposed to redemption, of the Debentures will serve to preserve the Company's cash and increase its net worth (facilitating meeting the $4 million adjusted tangible net assets listing maintenance criteria of Nasdaq), the issuance of significant amounts of Class A Common Stock could adversely affect the market price of the Company's Class A Common Stock (and adversely effect the Company's ability to meet the $1.00 minimum bid price listing maintenance criteria of Nasdaq).

        A vote against the Additional Issuance Proposal by stockholders will not effect the rights of the Investors, who would, if the Company would otherwise be required to issue shares in excess of the Conversion Limit, be able to require the Company to redeem Debentures otherwise convertible at a redemption price equal to, in effect, that which the Investors could have received if they had been able to convert the Debentures and, at the time of their election to convert the Debentures, sold the shares otherwise issuable to them.

Required Vote


        The affirmative vote of a majority of the votes of Class A Common Stock and Class B Common Stock present, in person or by proxy, at the Meeting and entitled to vote on this proposal, voting together as one class, with Class A Common Stock having one vote per share and Class B Common Stock having ten votes per share, will be required to adopt this proposal. The Board of Directors recommends that stockholders vote FOR approval of this proposal.

                                  MISCELLANEOUS

Stockholder Proposals


        From time to time stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and form of proxy relating to that meeting. In order to be considered, such proposals must be submitted in writing on a timely basis. Stockholder proposals intended to be included in the Company's proxy statement and form of proxy relating to the Company's next Annual Meeting of Stockholders must be received at 1375 Akron Street, Copiague, New York 11726, by January 15, 1999. Any such proposals, as well as any questions relating thereto, should be directed to the Secretary of the Company. As to any proposals intended to be presented by a stockholder without inclusion in the Company's proxy statement and form of proxy for the Company's next Annual Meeting, the proxies named in the Company's form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless the Company receives notice of the matter on or before April 1, 1999. However, even if such notice is timely received, such proxies may nevertheless be entitled to exercise discretionary authority on that matter to the extent permitted by Securities and Exchange Commission regulations.


Solicitation of Proxies

        The cost of preparing, assembling and mailing the Notice of Special Meeting, this Proxy Statement and Proxies is to be borne by the Company. The Company will also reimburse brokers who are holders of record of Class A Common Stock for their expenses in forwarding Proxies and Proxy soliciting materials to the beneficial owners of such shares. In addition to the use of the mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, telegraph or personal interview. The Company has retained W.F. Doring & Co., Inc., 150 Bay Street, Jersey City, New Jersey 07302 to aid in the solicitation of Proxies. For its services, W.F. Doring & Co., Inc. will receive a fee of $2,500 plus reimbursement for certain out-of-pocket expenses.

                                         By Order of the Board of Directors,



                                               /s/  Timothy J. Roach
                                                       Secretary
October 14, 1998

                                    Exhibit A



                  Article 4 of the Company's Restated Certificate of Incorporation is to be amended to add the following immediately after the present first paragraph thereof (which sets forth the number and par value of the Company's authorized capital stock, none of which is being amended):


                           "Effective 12:01 a.m. on , 19 (the "Effective Date"),
                  each ( ) shares of Class A Common Stock then issued shall be automatically combined into one share of Class A Common Stock of the Corporation and each ( ) shares of Class B Common Stock then issued shall be automatically combined into one share of Class B Common Stock of the Corporation. There shall be no fractional shares issued. In lieu thereof, each fraction of a share that would otherwise be issued to holders of record thereof shall be entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Class A Common Stock, as reported in The Wall Street Journal, on the last trading day prior to the Effective Date (or if such price is not available, the average of the last bid and ask prices of the Class A Common Stock on such day or other price determined by the Board of Directors)."

                       AMERICAN BIOGENETIC SCIENCES, INC.
          PROXY FOR SPECIAL MEETING OF STOCKHOLDERS - NOVEMBER 11, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



           The undersigned hereby appoints, as proxies for the undersigned, AIDA PADILLA, TIMOTHY J. ROACH and LEONARD W. SUROFF, or any one or more of them, with full power of substitution, to vote all shares of the capital stock of American Biogenetic Sciences, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on Wednesday, November 11, 1998, at 10:30 a.m. Eastern Standard Time, at the Huntington Hilton, 598 Broad Hollow Road, Melville, New York, and at any adjournments or postponements thereof, receipt of Notice of which meeting and the Proxy Statement accompanying the same being hereby acknowledged by the undersigned, upon the matters described in the Notice of Meeting and Proxy Statement and upon such other business as may properly come before the meeting and any adjournments or postponements thereof, hereby revoking any proxies heretofore given.


 x     PLEASE MARK AS IN THIS EXAMPLE


           A vote FOR each of Proposals 1 and 2 is recommended by the Board of Directors.

1. To authorize an Amendment to the Company's Restated Certificate of Incorporation in order to effect a combination (reverse split) of the Company's outstanding Class A Common Stock and Class B Common Stock.


                                    FOR           AGAINST         ABSTAIN

                                    [ ]           [ ]             [ ]




2. To approve the issuance of additional shares of Class A Common Stock upon conversion of the Company's 5% Convertible Debentures.


                                    FOR           AGAINST         ABSTAIN

                                    [ ]           [ ]             [ ]




                                    (continued and to be signed on reverse side)

                           (continued from other side)


                  Each properly executed proxy will be voted in accordance with the specifications made on the reverse side hereof. If no specifications are made, this proxy will be voted FOR each of Proposals 1 and 2.



                                         Dated:                      , 1998



                                              (SIGNATURE OF STOCKHOLDER)



                                              (SIGNATURE OF STOCKHOLDER)


                                        NOTE:  Please  sign  your  name or names
                                        exactly as set forth hereon. For jointly
                                        owned shares, each owner should sign. If
                                        signing    as    attorney,     executor,
                                        administrator,   trustee  or   guardian,
                                        please indicate the capacity in which you are acting. Proxies executed by corporations should be signed by a duly authorized officer and should bear the corporate seal.


              PLEASE DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY
           IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED
                              IN THE UNITED STATES.